Exhibit 10.1
SUMMARY OF COMPENSATION PAYABLE TO NON-EMPLOYEE DIRECTORS
Director Cash Fees
     Each Non-Employee Director is paid an annual retainer of $20,000 and each Non-Employee Director Committee Chair is paid an annual retainer of $24,000, payable in equal installments at the time of each quarterly meeting. In addition, each Non-Employee Director receives, as applicable
•	a per Board meeting attendance fee of $1,200 per meeting (a)

•	a per Committee attendance fee of $750 for Committee members (a)

•	a per telephonic meeting attendance fee of $500

               (a) Directors may receive only one meeting fee per day paid at the highest fee.
Director Stock Option Plan
     Under the Independent Directors’ Stock Option Plan (the “Directors’ Plan”), each Non-Employee Director elected to the Board is granted an option to purchase 1,500 shares of common stock each year. In addition, any newly elected Non-Employee Director is initially granted an option to purchase 6,000 shares under this same plan. All options vest as of date granted.
Travel Expense Reimbursement
     Directors are entitled to reimbursement of their reasonable travel expenses for attending Board of Directors and Board Committee meetings.